INVESTOR RELATIONS: Quicksilver Resources Inc. Diane Weaver (817) 665-4834	MEDIA RELATIONS: Ward Creative Communications, Inc. Deborah Ward Buks or Shelley Eastland (713) 869-0707

FOR RELEASE BEFORE MARKET OPEN

June 1, 2005

Quicksilver Resources Announces Three-For-Two Stock Split

FORT WORTH, TEXAS (June 1, 2005) -- Quicksilver Resources Inc. (NYSE: KWK) today announced that its Board of Directors has declared a three-for-two stock split of its outstanding common stock for stockholders of record at the close of business on June 15, 2005 (the "Record Date"). The stock split will be effected in the form of a dividend of one-half share of common stock on each share of common stock that is outstanding as of the Record Date. The stock dividend will be paid on June 30, 2005 (the "Distribution Date"). Stockholders who would otherwise receive a fractional share of common stock will be entitled to a cash payment in an amount equal to the product of (i) the fraction of a share to which such stockholder would otherwise be entitled and (ii) the average of the closing price per share of common stock on the Record Date and the closing price per share of common stock on the Distribution Date, in each case as reported in the New York Stock Exchange Composite Tape. Quicksilver will have approximately 75,900,000 shares outstanding after the stock split.

Glenn Darden, Quicksilver's president and chief executive officer, stated, "The growth prospects for Quicksilver Resources have never been better. We look forward to building the Barnett Shale into another large-scale development to complement the company's other unconventional gas projects. In recognition of these opportunities and the appreciation of Quicksilver's stock price, our Board of Directors has approved the stock dividend, which is the second Quicksilver stock split in the last 12 months."

About Quicksilver

Fort Worth, Texas-based Quicksilver Resources is a natural gas and crude oil production company engaged in the development and acquisition of long-lived natural gas and crude oil properties. The company, widely recognized as a leader in the development and production of unconventional natural gas reserves, including coal bed methane, shale gas, and tight sands gas, is listed on the New York Stock Exchange (KWK). It has U.S. offices in Fort Worth, Texas; Granbury, Texas; Gaylord, Michigan; Corydon, Indiana and Cut Bank, Montana. Quicksilver also has a Canadian subsidiary, MGV Energy Inc., located in Calgary, Alberta. For more information about Quicksilver Resources, visit www.qrinc.com.

The statements in this press release regarding future events, occurrences, circumstances, activities, performance, outcomes and results are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Although these statements reflect the current views, assumptions and expectations of Quicksilver's management, the matters addressed herein are subject to numerous risks and uncertainties, which could cause actual activities, performance, outcomes and results to differ materially from those indicated. Factors that could result in such differences or otherwise materially affect Quicksilver's financial condition, results of operations and cash flows include: changes in general economic conditions; fluctuations in natural gas and crude oil prices; failure or delays in achieving expected production from natural gas and crude oil exploration and development projects; uncertainties inherent in estimates of natural gas and crude oil reserves and predicting natural gas and crude oil reservoir performance; competitive conditions in our industry; actions taken by third-party operators, processors and transporters; changes in the availability and cost of capital; operating hazards, natural disasters, weather-related delays, casualty losses and other matters beyond our control; the effects of existing and future laws and governmental regulations; and the effects of existing or future litigation; as well as other factors disclosed in Quicksilver's filings with the Securities and Exchange Commission.

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